EXHIBIT 21.1

Subsidiaries of Registrant

Alta Equipment Holdings, Inc. (MI)

Alta Enterprises, LLC (MI)

Alta Construction Equipment Illinois, LLC (MI)

Alta Heavy Equipment Services, LLC (MI)

Alta Industrial Equipment Michigan, LLC (MI)

Alta Construction Equipment, L.L.C. (MI)

Alta Industrial Equipment Company, L.L.C. (MI)

NITCO, LLC (MI)

Alta Construction Equipment Florida, LLC

Peaklogix, LLC

Alta Industrial Equipment New York, LLC

Alta Construction Equipment New York, LLC